AMENDMENT NO. 1

TO

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of September 30, 2020, amends the Amended and Restated Master Investment Advisory Agreement (the “Agreement”) dated July 1, 2020, between AIM Equity Funds (Invesco Equity Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer Main Street All Cap Fund	Invesco Main Street All Cap Fund
Invesco Oppenheimer Main Street Fund	Invesco Main Street Fund
Invesco Oppenheimer Rising Dividends Fund	Invesco Rising Dividends Fund;

NOW, THEREFORE, the parties agree that:

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Charter Fund	June 1, 2000

Invesco Diversified Dividend Fund	December 28, 2001

Invesco Main Street Fund®	May 24, 2019

Invesco Main Street All Cap Fund®	May 24, 2019

Invesco Rising Dividends Fund	May 24, 2019

Invesco Summit Fund	April 30, 2008

APPENDIX B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Adviser, out of the assets of each Fund, as full compensation for all services rendered, an advisory fee for such Funds as set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Funds for the calendar year computed in the manner used for the determination of the net asset value of shares of such Funds.

Invesco Charter Fund

Net Assets	Annual Rate
First $250 million	0.695%
Next $4.05 billion	0.615%
Next $3.9 billion	0.57%
Next $1.8 billion	0.545%
Over $10 billion	0.52%

Invesco Diversified Dividend Fund

Net Assets	Annual Rate
First $350 million	0.60%
Next $350 million	0.55%
Next $1.3 billion	0.50%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%

Invesco Main Street Fund®*

Net Assets	Annual Rate
First $200 million	0.65%
Next $150 million	0.60%
Next $150 million	0.55%
Next $9.5 billion	0.45%
Over $10 billion	0.43%

Invesco Main Street All Cap Fund®*

Net Assets	Annual Rate
First $200 million	0.75%
Next $200 million	0.72%
Next $200 million	0.69%
Next $200 million	0.66%
Next 4.2 billion	0.60%
Over $5 billion	0.58%

*	The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco Advisers, Inc.

Invesco Rising Dividends Fund*

Net Assets	Annual Rate
First $800 million	0.65%
Next $700 million	0.60%
Next $1 billion	0.58%
Next $2.5 billion	0.56%
Next $5 billion	0.54%
Over $10 billion	0.52%

Invesco Summit Fund

Net Assets	Annual Rate
First $10 million	1.00%
Over $10 million up to and including $150 million	0.75%
Over $150 million	0.625%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM EQUITY FUNDS
(INVESCO EQUITY FUNDS)

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer

INVESCO ADVISERS, INC.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary

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